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                                                                       EXHIBIT 5

                 OPINION AND CONSENT OF WALKERS (CAYMAN ISLANDS)

                              [WALKERS LETTERHEAD]

                                                     DIRECT DIAL: (345) 814 4635
                                                   EMAIL: RPALMER@WALKERS.COM.KY

4 February 2005

United America Indemnity, Ltd.
Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands

Dear Sirs:

We have examined the Registration Statement on Form S-8 to be filed by United America Indemnity, Ltd., a Cayman Islands exempted company (the "Company"), with the Securities and Exchange Commission on or about 4 February 2005 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 183,211 Class A common shares, par value $0.0001 per share, of the Company (the "Shares") for issuance pursuant to the Penn-America Group, Inc. 2002 Stock Incentive Plan (the "Plan").

As Cayman Islands counsel to the Company, we have examined the corporate authorizations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorizing their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorized, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

WALKERS